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                                                                   Exhibit 99(a)


                    ADVO INCREASES STOCK REPURCHASE PROGRAM
                              BY A MILLION SHARES


Windsor, CT. - September 23, 1999 - ADVO, Inc. (NYSE: AD) today announced that its Board of Directors has authorized a new stock repurchase program for an additional 1,000,000 shares through September 30, 2000. This program adds a million shares to the approximately 200,000 shares remaining from the prior buyback program announced in March 1999, bringing the total authorization to 1,200,000 shares.

Since September 1997, ADVO has purchased about 4,300,000 shares of its stock, under its previous repurchase programs. The purchases have been financed out of borrowings under the Company's loan agreements and cash flow from operations. Previous stock repurchase limits included in the Company's Debt Agreement have been amended to increase the Company's total stock buyback capacity.

Gary Mulloy, ADVO's Chairman and Chief Executive Officer, said: "We are pleased with the new stock buyback authorization and the increased capability it provides to take advantage of the attractive buying opportunity resulting from our currently undervalued share price. This action represents another strong vote of confidence by our Board in the Company's strength and future performance."

ADVO is the nation's largest full-service targeted direct mail marketing services company with annual revenues of over $1 billion. ADVO specializes in shared and solo direct mail services and provides customized Microtargeting(R) solutions at an affordable price for its clients' print advertising needs. The Company's Mailbox Values(R) branded shared mail program is distributed nationally to approximately 60 million households weekly. An additional 24 million households can be reached on a shared mail basis through ADVO's National Network Extension (ANNE). ADVO's wholly-owned subsidiary, MailCoups, Inc., produces SuperCoups, a cost-effective, direct mail-based advertising solution for local neighborhood businesses, which utilizes an envelope format. ADVO has 20 mail processing facilities and 65 sales office nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, Connecticut 06095. The Company can be visited at its Web site at www.advo.com.
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CONTACT:

Chris Hutter
Vice President, Investor Relations
(860) 285-6330